Exhibit 23.6

Dr John Arthur (CGeol FGS)

19 Cardiff Road Dinas Powys

Vale of Glamorgan, United Kingdom CF64 4DH

Consent of Qualified Person

I, Dr John Arthur, in connection with the Technical Report Summary for Blue Gold Limited (the “Issuer”), does hereby consent to the use of the Technical Summary Report entitled “S-K 1300 TECHNICAL REPORT SUMMARY – BOGOSO PRESTEA (GHANA) PROPERTY” with an effective date of April 1, 2024 and dated August 15, 2024, (the “Technical Report Summary”) by the Issuer and filed as an exhibit to the Issuer’s Annual Report on 20-F and incorporated by reference into this registration statement on Form S-8.

October 21, 2026

By:	/s/ John Arthur
	Name:	Dr John Arthur, CGeol (FGS), BSc, MSc, PhD
	Title:	Consultant Geologist (Mineral Resources & Ore Reserves)